Exhibit 2.1
EXECUTION VERSION
NUANCE COMMUNICATIONS, INC.
FOXTROT ACQUISITION LIMITED
THE MEZZANINE LENDERS

AGREEMENT
for the acquisition of the entire issued share capital of
SpinVox Limited, the substitution of Foxtrot
Acquisition Limited as the issuer of a debt instrument
issued by SpinVox Limited, and the release and
cancellation of such debt instrument in consideration of
shares in Foxtrot Acquisition Limited

29 December 2009

EXECUTION VERSION

EXECUTION VERSION
AGREED FORM DOCUMENTS REFERRED TO IN THIS AGREEMENT

Description	Clause/Schedule
Nuance Support Letter	7.1
Agreed Announcement	14.1
Compulsory Conversion Notice	paragraph 4 of Part A of Schedule 6
Data Room Index	N/A
Drag Notice	paragraph 5 of Part A of Schedule 6
Share Offer	paragraph 6 of Part A of Schedule 6
Form of Acceptance	paragraph 7 of Part A of Schedule 6
Mezzanine Lenders’ Letter	paragraph 8 of Part A of Schedule 6
Option Lenders’ Letter	paragraph 9 of Part A of Schedule 6
Mezzanine Deed of Amendment	paragraph 10(a) of Part A of Schedule 6
Deed of Substitution	paragraph 10(b) of Part A of Schedule 6
SILOS Letters	paragraph 12 of Part A of Schedule 6
management accounts	N/A
loan substitution agreement	N/A

AGREEMENT
dated 29 December 2009
PARTIES:
1.	Those Wider Mezzanine Lenders which have executed this Agreement (each such person, a Mezzanine Lender);

2.	Foxtrot Acquisition Limited, a company incorporated and registered in Cayman Islands under company number 234814, the registered office of which is Walker House, 87 Mary Street, George Town, Grand Cayman (the Purchaser); and

3.	Nuance Communications, Inc., a company incorporated and registered in the state of Delaware, the principal place of business of which is One Wayside Road, Burlington, MA 01803, United States (the Parent),
(the Mezzanine Lenders, the Purchaser and the Parent together, the parties).
Words and expressions used in this Agreement shall be interpreted in accordance with clause 1.
WHEREAS:
Conversion of Convertible Notes
(A) The Convertible Loan Notes are convertible into Conversion Instruments (as defined in the Convertible Loan Note Instrument) at the option of the Convertible Noteholders, upon a Compulsory Conversion Notice being served by the holders of not less 75% in value of the Convertible Loan Notes, or on a mandatory basis immediately prior to an Exit Event (as defined in the Convertible Loan Note Instrument), and the Convertible Noteholders wish to convert the Convertible Loan Notes into A Shares in accordance with their terms.
Purchase of the entire issued share capital of the Company
(B) The Purchaser wishes to purchase all of the Shares (including the A Shares resulting from the conversion of the Convertible Notes) in the capital of the Company.
(C) Accordingly, the Purchaser has agreed to make the Share Offer to all holders of Shares in the capital of the Company, and the making of such Share Offer has been recommended by the Board.
(D) Pursuant to the Drag-Along Provisions, the requisite majority of the Wider Mezzanine Lenders have indicated to the Board that they wish to require that the Shareholders accept the Share Offer (being a Qualifying Offer) from the Purchaser to purchase their Shares.
Substitution of Purchaser as issuer under Mezzanine Loan Instrument
(E) Once the Purchaser has acquired the entire issued share capital of the Company, it wishes to substitute itself as the issuer under a loan note instrument of the Company (being the Mezzanine Note Instrument) pursuant to a Deed of Substitution, and the requisite majority of the Wider Mezzanine Lenders wish to procure the amendment of the Mezzanine Note

Instrument to allow for such substitution of the Purchaser as the issuer of the Mezzanine Notes, in place of the Company.
Release and cancellation of Mezzanine Notes for Purchaser Shares
(F) Once the Purchaser has been substituted as the issuer of the Mezzanine Notes, the Mezzanine Lenders wish to release the Purchaser from, and to cancel, its obligations to all holders of Mezzanine Notes (being the Wider Mezzanine Lenders) under the Mezzanine Note Instrument in consideration for which the Purchaser will issue the Purchaser Shares to the Wider Mezzanine Lenders.
(G) The parties have entered into this Agreement in order to record the arrangements in Recitals (A) to (F).
IT IS AGREED:
1. Definitions and interpretation
1.1 Definitions. In this Agreement, the following words and expressions shall have the following meanings:
2009 Convertible Subscription Agreement means the subscription agreement in respect of certain Convertible Loan Notes between the Company, Tisbury, Chilmark, the Co-Founders, the Lenders and the Other Persons (in each case as defined therein) dated 26 February 2009 and as amended from time to time;
2009 Mezzanine Subscription Agreement means the deed of subscription in respect of certain Mezzanine Notes between the Company, Tisbury, Chilmark, the Co-Founders, the Lenders, the Option Lenders and the Other Persons (in each case as defined therein) dated 30 July 2009 and as amended on 27 August 2009 and 14 September 2009 and from time to time;
401(k) Plans means all employee benefit plans sponsored by the Company or SpinVox, Inc. intended to include an Internal Revenue Code Section 401(k) arrangement, and each a 401(k) Plan;
A Shares means the A Shares of £1.00 each in the capital of the Company, having the rights set forth in the Articles;
Accounting Standards means FRSs, SSAPs and abstracts issued by the Urgent Issues Task Force;
Accounts means the draft unaudited annual balance sheet and profit and loss account of the Company for the financial year ending 31 December 2008, including comparative figures for the financial year ending 31 December 2007 as contained therein;
Accounts Date means 31 December 2008;

Affiliate means:
(a)	in the case of a person which is a body corporate, any subsidiary or parent company of that person and any subsidiary of any such parent company, in each case from time to time;

(b)	in the case of a person which is an individual, any spouse, co-habitee and/or lineal descendants by blood or adoption or any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is the settler;

(c)	in the case of a person which is a limited partnership, the partners of the person or their nominees or a nominee or trustee for the person, or any investors in a fund which holds interests, directly or indirectly, in the limited partnership;

(d)	in the case of a person who is a fund, any investment adviser or manager of that fund, and any fund managed or advised by such an investment manager or adviser;

(e)	in the case of a person who is an investment manager or adviser, any fund managed or advised by that investment manager or adviser; and

(f)	any Affiliate of any person in paragraphs (a) to (e) above;
Agreed Announcement means the announcement to be made by the parties on execution of this Agreement in the Agreed Form;
Agreed Form means, in relation to a document, the form of that document which has been initialled on the date of this Agreement for the purpose of identification by or on behalf of the Mezzanine Lenders and the Purchaser (in each case with such amendments as may be agreed in writing by or on behalf of the Mezzanine Lenders and the Purchaser);
Articles means the Articles of Association of the Company, as amended from time to time;
Audit Representation Letter means the audit representation letter to be delivered by certain directors of the Company to the Auditors in connection with the audit of the SEC Financial Statements;
Auditors means Deloitte LLP, the auditors of the Company;
Board means the board of directors of the Company from time to time;
Bring Down Certificate means a certificate delivered on or after the Bring Down Date certifying that: (i) the MAE Condition has been satisfied as though references in the MAE Condition to the Closing Date were references to the Bring Down Date; and (ii) the terms of employment of any of the Key Managers have not been amended or terminated, and no notice of any such termination has been given by any of the Target Companies;
Bring Down Date means the date which falls 2 Business Days after the satisfaction of all of the Mezzanine Lenders’ Conditions (other than the MAE Condition);
Business Day means a day other than a Saturday or Sunday or public holiday in England and Wales or the State of New York on which banks are open in London and New York for general commercial business;

Business IP means the Owned IP and all registered Intellectual Property Rights used by the Target Companies;
Cancellation Provisions means the provisions of paragraphs 10 and 11 of Schedule 4 to the Mezzanine Note Instrument;
Claim means any and all claims whatsoever under or for breach of this Agreement;
Closing means completion of the Share Offer and the release and cancellation of the Mezzanine Notes in exchange for Purchaser Shares in accordance with the provisions of this Agreement;
Closing Date has the meaning given in clause 6.1;
Company means SpinVox Limited, a company incorporated in England with registered number 4825183 and registered address Wethered House, Pound Lane, Marlow, Buckinghamshire, SL7 2AF;
Company Option Plans means:
(a)	the SILOS Scheme;

(b)	the Enterprise Management Incentive Scheme adopted by the Company on 15 December 2005;

(c)	the 2006 Stock Option and Incentive Award Plan declared effective by Spinvox, Inc. in December 2006;

(d)	the HM Revenue and Customs Approved Company Share Option Plan approved by HM Revenue and Customs on 27 October 2008;

(e)	the Unapproved Company Share Option Plan approved by the Company on 24 September 2008;

(f)	the HM Revenue and Customs Approved SAYE Share Option Plan approved by HM Revenue and Customs on 22 August 2008;
Compulsory Conversion Notice means a notice, in the Agreed Form, from Convertible Noteholders holding not less than 75 per cent. in nominal value of the Convertible Notes, requiring the conversion of the Convertible Notes into A Shares pursuant to Condition 8.10 of the Convertible Note Instrument;
Conditions means the conditions to Closing set out in clause 4.1, and Condition means any of them;
Confidential Information has the meaning given in clause 15.1;
Connected Persons has the meaning given in clause 17.13;
Convertible Loan Note Instrument means the instrument of the Company dated 26 February 2009 (and amended on 6 April 2009, 30 July 2009, 28 August 2009, 17 September 2009 and 3 December 2009) and constituting up to £27,000,027 Convertible Loan Notes, as amended from time to time;

Convertible Loan Notes means the convertible loan notes due 2010 constituted by the Company pursuant to the Convertible Loan Note Instrument;
CPW Shareholders Agreement means the agreement dated 24 December 2005 and made between the Company, The Carphone Warehouse Group plc and the Founders (as defined therein), as amended from time to time;
Dangerous Substance means any natural or artificial substance (whether in the form of a solid, liquid, gas or vapour, alone or in combination with any other substance) capable of causing harm to man or any other living organism, or capable of damaging the environment or public health or welfare, including but not limited to controlled, special, hazardous, toxic or dangerous waste;
Data Room means the data room maintained by Merrill Corporation comprising the documents and other information relating to the Target Companies as listed in the Data Room Index as at 20 December 2009;
Data Room Index means the index to the Data Room in the Agreed Form attached to the Disclosure Letter;
Deed of Substitution means the deed of substitution in the Agreed Form to be executed by the Purchaser and the Company in relation to the substitution of the Purchaser as the issuer of the Mezzanine Notes, in place of the Company;
Default Interest means interest at 8 per cent.;
Deferred Shares means the deferred shares of £1.00 each in the capital of the Company;
Derivative Information has the meaning given in clause 15.5(b);
Disclosed means fairly disclosed with sufficient detail to enable a reasonable purchaser to identify the nature and scope of the matter so disclosed;
Disclosed Pension Schemes means those pension schemes which are Disclosed in section 14 of the Data Room;
Disclosure Letter means the letter from the Mezzanine Lenders to the Parent and the Purchaser executed and delivered simultaneously with the signing of this Agreement;
Drag Notice means a document in the Agreed Form giving written notice to the Company and the Other Shareholders (as defined in the Articles) by the holders of not less than 75 per cent. in principal amount of Mezzanine Notes of their wish to require the Shareholders to accept the Share Offer;
Drag-Along Provisions means the provisions of article 12B of the Articles, allowing the Dragging Noteholders to require that Shareholders accept a Qualifying Offer;
Dragging Noteholders has the meaning given to such term in the Articles;
Employees means the employees of the Target Companies immediately prior to or on Closing, in whichever jurisdiction such employees may be based, including, for the avoidance of doubt, the Key Managers;

Encumbrance means a mortgage, a charge, pledge, lien, option, restriction, right-of-first refusal, right of pre-emption, Third Party Right or interest, other encumbrance or security interest of any kind having similar effect;
Environmental Law means all statutes, common law, bylaws, regulations, directives, codes of practice, circulars, guidance notes and the like (whether in the United Kingdom or elsewhere) concerning the protection of the environment or the generation, transportation, storage, treatment or disposal of a Dangerous Substance;
Environmental Licence means any permit, licence, authorisation, consent or other approval required under or in relation to any Environmental Law;
Exchange Act means the United States Securities Exchange Act of 1934, as amended;
Exchange Rate means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid point) for that currency into sterling on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by Reuters as at the close of business in London on such date;
Financial Debt means borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money) owed to any banking, financial, acceptance credit, lending or other similar institution or organisation;
Form of Acceptance means a form of acceptance in relation, and attached, to the Share Offer, in the Agreed Form;
FRS means a Financial Reporting Standard adopted or issued by the Accounting Standards Board Limited;
Governmental Entity means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority, including the European Union;
IASB means the International Accounting Standards Board;
IFRS means International Financial Reporting Standards;
Intellectual Property Rights means patents, trade marks, service marks, logos, trade names, internet domain names, copyright (including rights in computer software) and moral rights, mask work rights, database rights, semi-conductor topography rights, utility models, design rights, rights in get-up, rights in inventions, rights in know-how, trade and industrial secrets, confidential information and other intellectual property rights, any other proprietary rights relating to software (including any analogous rights to any of the foregoing), in each case whether registered or unregistered, and all rights or forms of protection having equivalent or similar effect anywhere in the world and registered includes registrations and applications for registration;

Investment Assumptions means the investment assumptions made by the Purchaser and the Parent set forth in Schedule 5 and Investment Assumption means any one of them;
IRC means the Internal Revenue Code of 1986, as amended;
IT Systems means the material information and communications technologies used by the Target Companies;
Key Managers means Christina Domecq, Daniel Doulton, Tony Ackroyd, Manoj Parmar and Adam Feare;
Lease means all leases, licences and tenancy agreements in respect of any property owned or occupied by a Target Company, as set out in Schedule 7;
Licences In has the meaning given in paragraph 10.4 of Schedule 5;
Licences Out has the meaning given in paragraph 10.4 of Schedule 5;
Loan Substitution Agreement means the loan agreement between the Purchaser and the Company, in the Agreed Form, to be entered into on or around the Closing Date;
MAE Condition means the Condition set out in clause 4.1(d);
Management Accounts means the draft unaudited interim accounts of the Target Companies for the most recent nine month period ended on the Management Accounts Date, in the Agreed Form;
Management Accounts Date means 30 September 2009;
Material Adverse Effect means any change, event or effect that is materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of the Company and the Target Companies, taken as a whole; provided that, in no event shall any of the following, alone or in combination with one another, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (A) any effect resulting from changes or effects in general worldwide or United Kingdom economic, capital market or political conditions (which changes or effects do not disproportionately affect the Company); (B) any effect resulting from changes or effects generally affecting the industries or markets in which the Company operates (which changes or effects do not disproportionately affect the Company); (C) any effect resulting from any act of war or terrorism (or, in each case, any escalation thereof) which changes or effects do not disproportionately affect the Company); (D) any changes in law or GAAP or IFRS or the interpretation thereof; or (E) any effect resulting from actions taken at the direction of the Purchaser or a member of the Purchaser Group after the date of this Agreement;
Mezzanine Debenture means the mezzanine debenture of the Company dated 30 July 2009 (as amended);
Mezzanine Deed of Amendment means the deed of amendment to the Mezzanine Notes, in the Agreed Form;

Mezzanine Lender Group means, with respect to each of the Mezzanine Lenders, such Mezzanine Lender and its Affiliates from time to time but excludes the Target Companies;
Mezzanine Lenders means those of the persons named in Schedule 1 that have executed this Agreement;
Mezzanine Lenders’ Conditions has the meaning given to it in clause 4.2;
Mezzanine Lenders’ Letter means the letter or e-mail to be sent by the Company to the Wider Mezzanine Lenders (other than the Mezzanine Lenders), in the Agreed Form, in relation to the Proposed Transaction and the consideration to be paid to them pursuant to it;
Mezzanine Note Instrument means the instrument of the Company dated 30 July 2009 (and amended and restated on 17 September 2009 and 3 December 2009) and constituting up to £55,000,000 secured mezzanine notes, as amended from time to time;
Mezzanine Notes means the secured loan notes due 11 February 2010 constituted by the Company pursuant to the Mezzanine Note Instrument;
Mezzanine Representative means the person from time to time appointed as the Mezzanine Representative pursuant to clause 11;
Mezzanine Security Trustee means Tisbury Master Fund Limited in its capacity as security trustee under the Mezzanine Debenture;
Nuance Agreement means the agreement relating to the acquisition of the Purchaser Shares by a wholly owned subsidiary of the Parent in exchange for cash and shares in Foxtrot Acquisition II Limited, and the subsequent acquisition of shares in Foxtrot Acquisition II Limited by the Parent, together with various other matters, dated on or around the date of this Agreement;
Nuance Support Letter means the letter of support from the Parent to, and in favour of, the Target Group, in the Agreed Form;
Open Source means any software that contains, or is derived in any manner (in whole or in part) from, or is developed using, any software that is distributed as free software, open source software or “shareware” or under similar licensing or distribution models, including software licensed or distributed under any of the following licences or distribution models, or licences or distribution models similar to any of the following: GNU’s Licence, General Public Licence, Lesser/Library GPL, the Artistic Licence, the Mozilla Public Licence, the Netscape Public Licences, the Sun Community Source Licence, the Sun Industry Standards Licence, the BSD Licences, Oracle Open Source Licence, the Apache Licence, the QT Free Edition Licence, the IBM Public Licence, BitKeeper, the XML Soap Library, gSOAP Licence, MIT/X or the Thai Open Licence;
Option Lender means persons to whom the Company owes certain “synthetic mezzanine” obligations pursuant to clause 6 of the Mezzanine Deed of Subscription between, inter alia, the Company, the Co-Founders, the Lenders and the Option Lenders (as defined therein) dated 30 July 2009 (as amended);
Option Lenders’ Letter means the letter or e-mail to be sent by the Company to the Option Lenders, in the Agreed Form, in relation to the Proposed Transaction and the consideration to be paid to them pursuant to it;

Ordinary Shares means the ordinary shares of £1.00 each in the capital of the Company, having the rights set forth in the Articles;
Owned IP means the registered and unregistered Intellectual Property Rights owned by the Target Companies;
parent company means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with other members, in each case whether directly or indirectly through one or more companies;
Payment Agent means Computershare Investor Services plc, in its capacity as payment agent;
Payment Agent Account means such account as may be nominated by the Payment Agent from time to time;
Proposed Transaction means the transaction contemplated by the Transaction Documents;
Purchaser’s Bank Account means such account as may be nominated by the Purchaser from time to time.
Purchaser Condition has the meaning given in clause 4.2;
Purchaser Group means the Purchaser and its Affiliates from time to time;
Purchaser Shares means the ordinary shares of £1.00 each in the Purchaser to be issued to the Mezzanine Lenders pursuant to the terms of this Agreement;
Qualifying Offer has the meaning given to such term in the Articles;
Representatives has the meaning given in clause 15.1(b);
Retirement Benefits means any pension, lump sum or gratuity payable or prospectively or contingently payable on or following retirement, leaving service, invalidity or death, but excluding dismissal and redundancy benefits and benefits provided under any arrangement the sole purpose of which is to provide benefits on the injury, accidental death or dismemberment or long-term or short-term disability of an Employee;
SEC Financial Statements means:
(a)	the consolidated income statement, consolidated statement of recognised income and expense, consolidated statement of cash flows for the twelve months ended 31 December 2007 and 2008; and

(b)	consolidated balance sheets as of 31 December 2007 and 2008,

and all related footnote disclosures, prepared in accordance with IFRS as issued by the IASB, including the auditors report issued in accordance with US GAAS; and

(c)	the consolidated income statement, consolidated statement of recognised income and expense, consolidated statement of changes in equity and consolidated statement of cash flows for the nine months ended 30 September 2008 and 2009; and

(d)	consolidated balance sheets as of 31 December 2008 and 30 September 2009,

and all related footnote disclosures, prepared in accordance with IFRS as issued by the IASB as it applies to interim statements and reviewed in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants, in a form acceptable for filing with the SEC, of the Company, each prepared in accordance with, and complying with the requirements of Regulation S-X promulgated under the Exchange Act, for inclusion in a Registration Statement to be filed by the Purchaser with the SEC so that they present fairly the Company’s financial condition, results of operations and cash flows as of the dates and during the periods indicated therein, subject to normal year-end adjustments for financial statements for interim periods which are not material in amount or significant in any individual case or in the aggregate;
Senior PIK Note Instrument means the instrument of the Company dated 6 July 2007 constituting up to £16,000,000 Senior PIK Notes, as amended from time to time;
Senior PIK Notes means the secured PIK loan notes of the Company constituted by the Senior PIK Note Instrument;
Share Offer means the irrevocable bona fide offer to be made by the Purchaser to each holder of existing and to be issued Shares pursuant to paragraph 6 of Part A of Schedule 6 in the Agreed Form, such offer to constitute a Qualifying Offer and to complete on the Closing Date;
Shareholders means the holders of Shares from time to time, and a Shareholder means any of them;
Shares means A Shares, Ordinary Shares and Deferred Shares;
SILOS Letters has the meaning given in paragraph 12 of Part A of Schedule 6;
SILOS Option has the meaning given in paragraph 12 of Part A of Schedule 6;
SILOS Scheme means the Share Options in lieu of Salary scheme approved by the Board on 6 November 2009;
SSAP means a Statement of Standard Accounting Practice issued by the Accounting Standards Committee and adopted by the Accounting Standards Board Limited;
Subsidiaries means each of SpinVox, Inc., Aangel Processing Limited and Casseggers Holdings Limited, and a Subsidiary means any one of them;
subsidiary and subsidiaries means any company in relation to which another company is its parent company;
Surviving Provisions means clauses 1 (Definitions and Interpretation), 14 (Announcements), 15 (Confidentiality), 16 (Effectiveness), 17.1, 17.2 and 17.3 (Assignment), 17.6 (Costs), 17.8, 17.9 and 17.10 (Notices), 17.12 (Conflict with other Agreements), 17.13 (Whole Agreement),

17.14 (Waivers, Rights and Remedies), 17.16 (Variations), 17.17 (Invalidity), 17.18 and 17.19 (Third Party Enforcement Rights), 17.20, 17.21 and 17.22 (Governing Law and Jurisdiction);
Target Companies means the Company and the Subsidiaries and Target Company means any one of them;
Target Group means the Company and the Subsidiaries;
Tax or Taxation means all forms of taxation, duties, imposts and levies imposed by a Tax Authority and any associated interest, penalty, surcharge or fine;
Tax Authority means any local, provincial, municipal, governmental, state, federal or other fiscal, revenue, customs or excise authority, body or official whether in the United Kingdom or elsewhere;
TCGA means the Taxation of Chargeable Gains Act 1992;
Technology means software, technology and inventions;
Third Party Right means any interest or equity of any person (including any right to acquire, option or right of pre emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;
TISA means Telefonica Internacional, S.A.U., a company with registered address at Ronda de las Comunicaciones s/n, Distrito C, Edificio Oeste 3, 3a planta, 28050 Madrid and operating under tax number (NIF) A-78035441;
Transaction Documents means this Agreement, the Nuance Agreement, the Share Offer, the Drag Notice, the Disclosure Letter and any other documents in Agreed Form and Transaction Document means any one of them;
Unconditional Date has the meaning given in clause 4.6;
US GAAS means United States Generally Accepted Auditing Standards;
VAT means value added tax and any similar sales or turnover tax;
VATA means the Value Added Tax Act 1994;
VMCS means the voice message conversion system used by the Target Group;
Warrant Instruments means the Ordinary Share warrant instrument dated 1 October 2009, the Ordinary Share warrant instrument dated 6 July 2009, the A Share warrant instrument dated 26 February 2009, the cashless exercise Ordinary Share warrant instrument dated 30 July 2009 and the cashless exercise A Share warrant instrument dated 30 July 2009, in each case as entered into by the Company and as amended from time to time;
Warrantholder means a holder of Warrants;
Warrants means the warrants issued pursuant to the Warrant Instruments;

Wider Mezzanine Lenders means all of the holders of Mezzanine Notes, being the persons named in Schedule 1;
Worker means any person who provides individual services to the Target Companies, but who is not treated as an employee for the purposes of taxation and/or employment law (in whichever jurisdiction is applicable); and
Working Hours means 9.30 a.m. to 5.30 p.m. in the relevant location on a Business Day.
1.2	In this Agreement, unless the context otherwise requires:

(a)	references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(c)	references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(d)	references to sterling or pounds sterling or £ are references to the lawful currency from time to time of England;

(e)	for the purposes of applying a reference to a monetary sum expressed in sterling, an amount in a different currency shall be deemed to be an amount in sterling translated at the Exchange Rate at the relevant date (which in relation to a Claim, shall be the date of the receipt of notice of that Claim under this Agreement);

(f)	any statement in this Agreement qualified by the expression so far as the Mezzanine Lenders are aware or to the best of the Mezzanine Lenders’ knowledge or any similar expression shall be deemed only to be made on the basis of the actual knowledge, at the date of this Agreement (or the Closing Date for the purposes of clause 4.1(d)), of the following persons having made diligent enquires:
(i)	Christina Domecq;

(ii)	Daniel Doulton;

(iii)	Abe Morris;

(iv)	Manoj Parmar;

(v)	Tony Ackroyd;

(vi)	Nicola Jones;

(vii)	Adam Feare; and

(viii)	Paul Burmester

(g)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

(h)	unless expressly stated to the contrary, all obligations of the Mezzanine Lenders (or any of them) under this Agreement are several, and not joint or joint and several.
1.3 Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re enacted as described at (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of the Mezzanine Lenders or the Purchaser under this Agreement.
1.4 The Schedules comprise schedules to this Agreement and form part of this Agreement.
1.5 Where there is any inconsistency between the definitions set out in this clause 1 and the definitions set out in any other clause or any Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.
2. Consideration and consents
2.1	In consideration of:

(a)	the Purchaser making the Share Offer (being a Qualifying Offer);

(b)	the Mezzanine Lenders invoking the Drag-Along Provisions and procuring the amendment of the Mezzanine Note Instrument;

(c)	the Purchaser entering into the Deed of Substitution, and procuring that the Company enters into the Deed of Substitution; and

(d)	the Mezzanine Lenders releasing the Purchaser from its obligations under the Mezzanine Note Instrument in consideration for the issue to them of the Purchaser Shares, the parties agree to carry out their duties and obligations under the terms of this Agreement.
2.2 Each Mezzanine Lender confirms in all relevant capacities (whether as Shareholder, holder of Mezzanine Notes, holder of Senior PIK Notes, holder of Convertible Loan Notes, Warrantholder or otherwise) that it has consented to the matters contemplated by this Agreement for all purposes (whether arising under statute, the 2008 Shareholders Agreement, the 2009 Convertible Subscription Agreement, the Convertible Note Instrument, the 2009 Mezzanine Subscription Agreement, the Mezzanine Note Instrument, the Senior PIK Note Instrument, the Articles, the Warrant Instruments, any other agreement or otherwise), including that any pre-emption rights that any of them may otherwise have in respect of the matters contemplated by this Agreement, and/or any rights to receive notice of any relevant matter or step to be taken, are hereby waived.

2.3 Immediately upon the conversion of the Convertible Loan Notes into A Shares as contemplated by clause 4.1(a), the Mezzanine Lenders which are also holders of Convertible Loan Notes (and which become holders of A Shares as a result of, and upon, such conversion) hereby consent to the disposal of the legal and beneficial interest in the Shares contemplated by the Share Offer for the purposes of clause 6.1.1 of the CPW Shareholders Agreement, and the parties acknowledge and agree that the consent contained in this clause 2.3 shall constitute Majority Shareholder Consent for the purposes of (and as defined in) the CPW Shareholders Agreement.
2.4 The Mezzanine Lenders (being the holders of not less than 75 per cent. in principal amount of the Mezzanine Notes) hereby:
(a)	resolve that the Mezzanine Note Instrument be amended, in the manner set out in the Mezzanine Deed of Amendment, to permit the substitution, in place of the Company, of any other person or persons as the principal debtor or debtors under the Mezzanine Note Instrument, by means of an instrument executed by the Company and such other person or persons;

(b)	consent to the substitution, in place of the Company, of the Purchaser as the principal debtor under the Mezzanine Note Instrument, pursuant to the Deed of Substitution; and

(c)	acknowledge and agree that the resolution set out in paragraph (a) above shall be an Extraordinary Resolution for the purposes of (and as defined in) the Mezzanine Note Instrument.
2.5 For the purposes of the Cancellation Provisions (and, in particular, paragraph 10.1(a) thereof), and subject to the substitution of the Purchaser as the issuer of the Mezzanine Notes, in place of the Company, pursuant to the Deed of Substitution, the Mezzanine Lenders (being the holders of not less than 75 per cent. in principal amount of the Mezzanine Notes) hereby:
(a)	sanction the cancellation of the Mezzanine Notes, and the release of the debt of the Purchaser represented by the Mezzanine Notes, in consideration of the allotment and issue of the Purchaser Shares on the terms set out in this Agreement;

(b)	resolve to instruct, and hereby do so instruct, the Mezzanine Security Trustee to release all of the Security created pursuant to the terms of the Mezzanine Debenture (and as defined therein) and the Mezzanine Security Trustee hereby accepts such instruction; and

(c)	acknowledge and agree that the resolutions set out in paragraphs (a) and (b) shall be Extraordinary Resolutions for the purposes of (and as defined in) the Mezzanine Note Instrument.
2.6 Each Mezzanine Lender here applies, subject to release and cancellation of the Mezzanine Notes, for such number of Purchaser Shares of £1 each as is set out against its name in column 5 of Schedule 1.
3. Signing and Pre-closing Steps
3.1 On the date of this Agreement, each of the Mezzanine Lenders, the Purchaser and the Parent (and the Mezzanine Lenders shall procure, so far as they are legally able, that the Company) shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party or any of its Affiliates

(as the case may be) in Part A of Schedule 6.
3.2 The Mezzanine Lenders, the Purchaser and the Parent shall negotiate in good faith with a view to agreeing before the Closing Date the final form of any Transaction Document which is not in Agreed Form at the date of this Agreement. If not so agreed by the Closing Date, the Transaction Document shall be in the form reasonably acceptable to the parties provided it is consistent with the terms of this Agreement.
4. Conditions to Closing
4.1 Subject to clause 4.4, Closing shall be conditional on the following Conditions having been fulfilled or waived in accordance with this Agreement:
(a)	the Convertible Loan Notes having been converted into A Shares;

(b)	the Mezzanine Note Instrument having been amended to allow for the substitution of any other person as the issuer of the Mezzanine Notes, in place of the Company;

(c)	subject to clause 4.5, the Investment Assumptions being true and correct in all material respects as of the date hereof;

(d)	subject to clause 4.5, the Investment Assumptions being true and correct as of the Closing Date as though made on and as of the Closing Date except where such failure to be so true and correct would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect;

(e)	the terms of employment of any of the Key Managers not having been amended or terminated, and no notice of any such termination having been given, by any of the Target Companies; and

(f)	the Share Offer having been made by the Purchaser.
4.2 Of the above Conditions, those listed in paragraphs 4.1(a) to 4.1(e) are referred to as the Mezzanine Lenders’ Conditions and that listed in paragraph 4.1(f) is referred to as the Purchaser Condition.
4.3 Each of the Mezzanine Lenders’ Conditions (other than the Conditions in paragraphs 4.1(a)) and 4.1(b) may be waived by notice from the Purchaser.
4.4 If:
(a)	all of the Mezzanine Lenders’ Conditions (other than the MAE Condition) have been satisfied or waived;

(b)	Closing has not occurred on or before the Bring Down Date; and

(c)	the Mezzanine Lenders procure that the Company delivers the Bring Down Certificate to the Purchaser, then the MAE Condition shall be deemed to have been satisfied for all purposes, and shall not be capable of being invoked or relied upon following delivery of the Bring Down Certificate.

4.5 For the purposes of clauses 4.1(c) and 4.1(d), no Investment Assumption shall be untrue or incorrect if and to the extent that:
(a)	the fact, matter, event or circumstance giving rise to such untruth or inaccuracy is Disclosed by this Agreement, any other Transaction Document, the Disclosure Letter or any document Disclosed in the Data Room;

(b)	the fact, matter, event or circumstance giving rise to such untruth or inaccuracy is Disclosed, allowed or provided for in the Management Accounts;

(c)	the fact, matter, event or circumstance giving rise to such untruth or inaccuracy is attributable to, or is increased as a result of, any: (i) legislation not in force at the date of this Agreement; (ii) change of law (or any change in interpretation on the basis of case law), regulation, directive, requirement or administrative practice; or (iii) change in the rates of taxation in force at the date of this Agreement; or

(d)	Helgi Bloom, Garrison Smith or Jerry Kent is actually aware at the date of this Agreement: (i) of the fact, matter, event or circumstance which makes such Investment Assumption untrue or incorrect; and (ii) that such fact, matter, event or circumstance will or is likely to give rise to such Investment Assumption being untrue or incorrect.
4.6 The Mezzanine Lenders and the Purchaser shall each notify the other promptly upon becoming aware that any of the Conditions have been fulfilled. The first Business Day in London on or by which all Conditions have been fulfilled is the Unconditional Date.
4.7 If the Unconditional Date has not occurred on or before 31 December 2009 (or such later date as the Mezzanine Representative and the Parent may agree), this Agreement shall automatically terminate (other than the Surviving Provisions). In such event, none of the parties (nor any of their respective Affiliates) shall have any claim under this Agreement of any nature whatsoever against the other parties (or any of their Affiliates) except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions.
5. Pre-Closing Mezzanine Lender Undertakings
5.1 Each of the Mezzanine Lenders undertakes to use reasonable efforts to assist the Purchaser in providing information required in connection with any necessary regulatory filings of the Purchaser, provided that no Mezzanine Lender shall have any liability for information so provided.
5.2 Each of the Mezzanine Lenders hereby irrevocably undertakes to accept the Share Offer in respect of all Shares held or to be held by it.
6. Closing mechanics
6.1 Closing shall take place at the London offices of Freshfields Bruckhaus Deringer LLP as soon as practicable, but not later than two Business Days, after the Unconditional Date (the Closing Date).
6.2 At Closing, each of the Mezzanine Lenders, the Purchaser and the Parent (and the Purchaser shall procure, so far as it is legally able, that the Company) shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party or any of its Affiliates (as the case may be) in Part B of Schedule 6.
7. Post-Closing Undertakings
7.1 Immediately after Closing:
(a)	the Audit Representation Letter will be delivered to the Auditors;

(b)	the Parent shall execute the Nuance Support Letter, in order that the Company’s auditors may issue an unqualified audit opinion in relation to the Accounts; and

(c)	the Mezzanine Lenders shall deliver to the Purchaser the SEC Financial Statements.
7.2 The Mezzanine Lenders confirm that the 401(k) Plans have been terminated with effect from closing of the Nuance Agreement. After closing of the Nuance Agreement, the Mezzanine Lenders and the Purchaser shall procure (so far as they are legally able) that the Company:
(a)	provides a reasonable estimate of liquidation charges, surrender charges or other fees which may be incurred as a result of such termination; and

(b)	takes such other actions in furtherance of such termination as may reasonably be required.
7.3 Subject to the provision of appropriate obligations of confidentiality, the Purchaser and the Parent shall (and shall procure that the Target Group shall) co-operate with, and provide all assistance reasonably requested by, the Wider Mezzanine Lenders, the holders of the Senior PIK Notes, the holders of the Convertible Loan Notes, the Option Lenders and/or the Shareholders (at their expense) for the purposes of dealing with their tax or accounting affairs.
8. Mezzanine Lenders’ Warranties and Limitations
8.1 The Mezzanine Lenders severally warrant to the Purchaser and the Parent, as at the date of this Agreement, in the terms of the warranties set out in Schedule 3.
8.2 Save in respect of clause 8.1, no Mezzanine Lender shall have any liability to the Purchaser in respect of any Claim for an amount greater than the consideration to which it is entitled pursuant to the Share Offer. The limitation in this clause 8.2 shall not apply in relation to a Claim that:
(a)	is the consequence of fraud or wilful concealment by the Mezzanine Lenders; or

(b)	the Purchaser has against any Mezzanine Lender in connection with a failure by such Mezzanine Lender to deliver to the Purchaser title to the Shares held by that Mezzanine Lender on the basis specified in this Agreement, save that in relation to clause 8.2(b), no Mezzanine Lender shall have any liability to the Purchaser for an amount greater than the consideration proceeds actually paid to it under this Agreement in respect of the relevant Shares which are the subject of the Claim.

8.3 Each of the Mezzanine Lenders severally undertakes to the Purchaser not (except in the case of fraud) to initiate or pursue (either directly or through any other person) proceedings of any kind against any Target Company or any present or former director, officer, employee or partner of any Target Company in respect of any conduct, default or omission of any such person prior to Closing,.
9. Purchaser and Parent Warranties
The Purchaser and the Parent severally warrant to each Mezzanine Lender, as at the date of this Agreement, in the terms of the warranties set out in Schedule 4.
10. Parent Guarantee
10.1 In consideration of the Mezzanine Lenders entering into this Agreement, the Parent unconditionally and irrevocably guarantees to the Mezzanine Lenders and to each of their Affiliates as a continuing obligation that the Purchaser will comply properly and punctually with its obligations under this Agreement and each Transaction Document.
10.2 The Parent’s liability under clause 10.1 shall not be discharged or impaired by:
(a)	any amendment, variation or assignment of this Agreement or any Transaction Document or any waiver of its or their terms, except where the relevant amendment, variation, assignment or waiver itself discharges or impairs such liability;

(b)	any release of, or granting of time or other indulgence to, the Purchaser or any third party; or

(c)	any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting the Purchaser (or any act taken by a Mezzanine Lender in relation to any such event).
11. Mezzanine Representative
11.1 The Mezzanine Lenders shall appoint a person to act as the representative of all of the Mezzanine Lenders for the purposes of this Agreement (such person, from time to time, the Mezzanine Representative), and each of the Mezzanine Lenders hereby irrevocably authorises the Mezzanine Representative to act in such capacity for such purposes. The initial Mezzanine Representative shall be Joost Schellens.
11.2 Without prejudice to the generality of clause 11.1, each of the Mezzanine Lenders hereby appoints and authorises the Mezzanine Representative as the agent of such Mezzanine Lender for the purposes of executing one or more stock transfer forms on behalf of such Mezzanine Lender for the purposes of transferring its Shares to the Purchaser pursuant to its acceptance of the Share Offer.
11.3 The Mezzanine Representative may be removed and replaced at any time by Mezzanine Lenders holding not less than 75 per cent. by value of the aggregate principal amount of the Mezzanine Notes held by the Mezzanine Lenders at the date of this Agreement. The Mezzanine Lenders shall procure that the Purchaser and the Wider Mezzanine Lenders shall be promptly notified in writing of any replacement of the Mezzanine Representative.
11.4 The Purchaser and each Mezzanine Lender acknowledge that in exercising the powers and authorities conferred by this clause 11 upon the Mezzanine Representative, the Mezzanine Representative shall not, save as provided in clause 11.2 above, be acting, or construed as acting, as the agent or trustee on behalf of any Mezzanine Lender and each Mezzanine Lender and the Purchaser agree that the Mezzanine Representative shall have no liability whatsoever to the Purchaser or the Mezzanine Lenders in relation to the exercise of those powers and authorities, save in the case of fraud or bad faith. Each of the Mezzanine Lenders hereby severally (and not jointly or jointly and severally) agrees to fully indemnify the Mezzanine Representative, and to keep the Mezzanine Representative fully indemnified against any costs, claims, expenses, losses, liabilities and damages suffered by the Mezzanine Representative in connection with the exercise of the powers conferred, or purported to be conferred, on the Mezzanine Representative by this Agreement. The liability of a Mezzanine Lender pursuant to this clause 11.4 shall be limited to a proportion of the amount to be indemnified that is equal to its holding of Purchaser Shares as a proportion of the number of Purchaser Shares to be held by all Mezzanine Lenders immediately after Closing. To the extent that a Mezzanine Lender fails to indemnify the Mezzanine Representative with respect of its relevant proportion of such indemnity within three Business Days of such indemnification being due, the remaining Mezzanine Lenders shall (without prejudice to their rights to make a claim against the defaulting Mezzanine Lender) further indemnify the Mezzanine Representative with respect to their pro rata proportion of the relevant shortfall amount. Each of the Mezzanine Lenders hereby expressly confirms that it shall ratify and confirm all documents, deeds, acts and things which the Mezzanine Representative executes, does or purports to exercise or do in the exercise of any of the powers conferred, or purported to be conferred, by this Agreement.
11.5 Notwithstanding clause 11.4, the Purchaser shall be entitled to rely on the exercise of the powers and authorities conferred on the Mezzanine Representative as if each Mezzanine Lender is exercising such powers and authorities.
11.6 The Mezzanine Representative shall act in its sole discretion with respect to the giving of any approval or taking any other action required of the Mezzanine Representative pursuant to the terms of this Agreement, other than in relation to making any amendment to this Agreement, in which case the Mezzanine Representative shall act on the instructions of such number of Mezzanine Lenders as holds not less than 75 per cent. by value of the aggregate principal amount of the Mezzanine Notes held by the Mezzanine Lenders at the date of this Agreement.
11.7 The Mezzanine Representative shall, to the extent reasonably practicable, consult with such of the Mezzanine Lenders as the Mezzanine Representative reasonably considers necessary, with respect to the actions taken or to be taken by the Mezzanine Representative pursuant to the terms of this Agreement and the transactions and arrangements contemplated herein.
11.8 Any notices or communications to be sent by the Mezzanine Representative to the Mezzanine Lenders may, in addition to being sent in accordance with the provisions of clause 17.8, be sent by electronic mail to any email address or addresses which a Mezzanine Lender may from time to time designate to the Mezzanine Representative.

12. No Rights of Rescission or Termination
Subject to the satisfaction of the Mezzanine Lenders’ Conditions, the Purchaser shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Closing). This shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation by the Mezzanine Lenders.
13. Payments
13.1 Any payment to be made to any of the Wider Mezzanine Lenders or the Shareholders pursuant to this Agreement by the Purchaser (or any member of the Purchaser Group) shall be made to the Payment Agent, by funding the Payment Agent Account, together with an irrevocable instruction from the Purchaser or member of the Purchaser Group (as applicable) requiring the Payment Agent to apply the relevant payment in the manner set forth in this Agreement.
13.2 Provided that the Purchaser shall have duly complied with its payment obligations wherever expressed in this Agreement, the Purchaser shall have no obligation relating to the distribution of any such payment between the Wider Mezzanine Lenders or the Shareholders or any of them.
13.3 Any payment to be made pursuant to this Agreement by a Mezzanine Lender (or any member of a Mezzanine Lender Group) shall be made to the Purchaser’s Bank Account, or to such other bank account as the Purchaser may by written notice direct. The Purchaser agrees to pay each member of the Purchaser Group that part of each payment to which it is entitled.
13.4 Payments under clause 13.1 and 13.3 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.
13.5 If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.
14. Announcements
14.1 No party (nor any of their respective Affiliates) shall make any announcement or issue any circular in connection with the existence or subject matter of this Agreement (or any other Transaction Document), other than the Agreed Announcement, without the prior written approval of the Purchaser (such approval not to be unreasonably withheld or delayed). The Purchaser may make an announcement or issue any circular in connection with the existence or subject matter of this Agreement (or any other Transaction Document) on prior consultation with the Mezzanine Lenders.
14.2 The restriction in clause 14.1 shall not apply to the extent that the announcement or circular is required by law, by any stock exchange or any regulatory or other supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law. If this exception applies, the party making the announcement or issuing the circular shall use its reasonable efforts to consult with the other parties in advance as to its form, content and timing.
15. Confidentiality
15.1 For the purposes of this clause 15:

(a)	Confidential Information means:
(i)	(in relation to the obligations of the Purchaser and the Parent) any information received or held by the Purchaser or the Parent (or any of their Representatives) relating to any member of a Mezzanine Lender Group or, prior to Closing, any of the Target Companies; or

(ii)	(in relation to the obligations of the Mezzanine Lenders) any information received or held by such Mezzanine Lender (or any of its Representatives) relating to the Purchaser Group or, following Closing, commercially sensitive information relating to any of the Target Companies; and

(iii)	information relating to the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents, and includes written information and information transferred or obtained orally, visually, electronically or by any other means;
(b)	Representatives means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that party and/or of its respective Affiliates.
15.2 Each of the Mezzanine Lenders, the Purchaser and the Parent shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except (i) as this clause 15 permits or (ii) as the other parties approve in writing.
15.3 Clause 15.2 shall not prevent disclosure by a party or its Representatives to the extent it can demonstrate that:
(a)	disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any tax authority) having applicable jurisdiction (provided that the disclosing party shall first inform the other relevant party or parties of its intention to disclose such information and take into account the reasonable comments of the other relevant party or parties);
(b)	disclosure is required pursuant to any filings required by law or regulation (including without limitation, with respect to accounts, tax returns and regulatory filings);
(c)	disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;
(d)	disclosure is of Confidential Information which has previously become publicly available other than through that party’s fault (or that of its Representatives); or
(e)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document).
15.4 Each of the Mezzanine Lenders, the Purchaser and the Parent undertakes that it (and its Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for purposes connected with this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information.

15.5 If this Agreement terminates and subject to clause 15.6, the Purchaser and the Parent shall as soon as practicable on request by the Mezzanine Representative:
(a)	return to the Mezzanine Lenders all written documents and other materials relating to the Mezzanine Lenders, any Target Company or this Agreement (including any Confidential Information) which the Mezzanine Lender (or its Representatives) have provided to the Purchaser or the Parent (or their Representatives) without keeping any copies thereof;

(b)	destroy all information or other documents derived from such Confidential Information (Derivative Information); and

(c)	so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.
15.6 The provisions of clause 15.5 shall not apply:
(a)	to the extent that the Purchaser and/or the Parent is required to retain any such Confidential Information or Derivative Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body;

(b)	to any Confidential Information stored electronically pursuant to an existing routine data back-up exercise on servers or back-up sources so long as it is deleted from local hard drives and no attempt is made to recover it from such servers or back-up sources; and

(c)	to any Confidential Information which is required to be retained by the Purchaser’s, the Parent’s (or either of their advisers’) compliance or legal departments pursuant to bona fide written internal compliance purposes only, and provided that such information shall at all times be held in accordance with this clause 15.
16. Effectiveness
16.1 Subject to clause 16.2 below, the provisions of this Agreement shall be valid, binding and effective on each of the parties immediately upon the latest to occur of:
(a)	the execution of this Agreement by the Parent;

(b)	the execution of this Agreement by the Purchaser;

(c)	the execution of this Agreement by such number of the Wider Mezzanine Lenders as holds not less than 75 per cent. in nominal value of the Mezzanine Notes as at the date of this Agreement, and, for the avoidance of doubt, no party shall become bound by the provisions of this Agreement (except as set forth in clause 16.2 below) until such time.
16.2 Clauses 14, 15, 16, 17.1, 17.2, 17.3, 17.6, 17.8, 17.9, 17.10, 17.12, 17.13, 17.14, 17.16, 17.17, 17.20, 17.21 and 17.22 of this Agreement shall be binding on a party immediately upon execution of this Agreement by such party, and whether or not the Agreement has become effective in accordance with clause 16.1.

17. General
Assignment
17.1 Unless the Mezzanine Representative and the Purchaser specifically agree in writing, or pursuant to clauses 17.2 or 17.3, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this clause 17.1 shall be void.
17.2 The Purchaser may assign (in whole or in part) the benefit of its rights under this Agreement to any of its Affiliates, provided that before any such assignee subsequently ceases to be an Affiliate of the assigning party, it shall re-assign that benefit to the assigning party or to another Affiliate of the assigning party.
17.3 Each Mezzanine Lender may assign its rights to receive payment under this Agreement to any of its Affiliates.
Further Assurances
17.4 Each of the Mezzanine Lenders, the Purchaser and the Parent shall (at the cost of the Purchaser), for a period of 3 months from the Closing Date, execute (or procure the execution of) such further documents as may be required by law or be necessary to implement and give effect to this Agreement.
17.5 Each of the Mezzanine Lenders, the Purchaser and the Parent shall procure that its Affiliates comply with all obligations under this Agreement which are expressed to apply to any such Affiliates.
Costs
17.6 Subject to clause 17.7 and except as otherwise provided in this Agreement (or any other Transaction Document), the Mezzanine Lenders, the Parent and the Purchaser shall each be responsible for their own costs, charges and other expenses (including those of its Affiliates) incurred in connection with the Proposed Transaction.
17.7 The Purchaser shall bear all stamp duty, notarisation fees or other documentary transfer or transaction duties, and all stamp duty reserve tax, stamp duty land tax and any other transfer taxes including in each case any related interest or penalties arising as a result of this Agreement or of any of the other Transaction Documents.
Notices
17.8 Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, registered post, courier or email using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax or email provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.
17.9 The addresses and fax numbers of the Mezzanine Lenders for the purpose of clause 17.8 are as set out in Schedule 1, or such other details as may be notified in writing to the Purchaser from time to time.

17.10 The notice details of each of the Purchaser and the Parent for the purpose of clause 17.8 are:

Name:	Nuance Communications, Inc.

Address:	One Wayside Road, Burlington MA 01803, United States

Fax:	+1 877 642 3375

For the attention of:	Garrison Smith
17.11 The notice details of the Mezzanine Representative for the purpose of clause 17.8 are:

Name:	Joost Schellens

Address:	1 Curzon Street, London, W1J 5HB

Fax:	+44 20 3205 2776

For the attention of:	Joost Schellens
Conflict with other Agreements
17.12 If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the parties to this Agreement and as between any members of a Mezzanine Lender Group and any members of the Purchaser Group) unless: (i) such other agreement expressly states that it overrides this Agreement in the relevant respect; and (ii) the relevant Mezzanine Lenders, the Parent, the Purchaser and other relevant members of the Purchaser Group are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.
Whole Agreement
17.13 This Agreement and the other Transaction Documents together set out the whole agreement between the parties in respect of the subject matter of it and supersede any prior agreement (whether oral or written) relating to the Proposed Transaction. It is agreed that:
(a)	no party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of the other parties (or any of their Connected Persons) in relation to the Proposed Transaction which is not expressly set out in this Agreement or any other Transaction Document;

(b)	any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;

(c)	each party hereby acknowledges that it shall not exercise, and hereby waives, any rights whatsoever that it has in law (including, without limitation, under common law or equity, and in any jurisdiction) to make any claim in connection with the transactions the subject of this Agreement;

(d)	the only right or remedy of a party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and
(e)	except for any liability in respect of a breach of this Agreement or any other Transaction Document, no party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to the other parties (or their respective Connected Persons) in relation to the Proposed Transaction, provided that this clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation. Each party agrees to the terms of this clause 17.13 on its own behalf and as agent for each of its Connected Persons. For the purpose of this clause, Connected Persons means (in relation to a party) the officers, employees, agents and advisers of that party or any of its Affiliates.
Waivers, Rights and Remedies
17.14 Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right or remedy relating to this Agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.
Counterparts
17.15 This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.
Variations
17.16 No amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of the Purchaser and, subject to clause 11.6, the Mezzanine Representative.
Invalidity
17.17 Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.
Third Party Enforcement Rights
17.18 The Connected Persons specified in clause 17.13 (Whole Agreement) shall have the right to enforce the relevant terms of that clause by reason of the Contracts (Rights of Third Parties) Act 1999. This right is subject to: (i) the rights of the parties to amend or vary this

Agreement without the consent of any Connected Person; and (ii) the other terms and conditions of this Agreement.
17.19 Except as provided in clauses 17.18, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.
Governing Law and Jurisdiction
17.20 This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, English law.
17.21 The English courts shall have exclusive jurisdiction in relation to all disputes arising out of or in connection with this Agreement (including claims for set-off and counterclaims), including disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, this Agreement; and (ii) any non-contractual obligations arising out of or in connection with this Agreement. For such purposes each party irrevocably submits to the jurisdiction of the English courts, waives any objections to the jurisdiction of those courts and irrevocably agrees that a judgment or order of the English courts in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.
17.22 The Purchaser and the Parent shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. Such agent shall be Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC1V 7EX, and any claim form, judgment or other notice of legal process shall be sufficiently served on the Purchaser and/or the Parent if delivered to such agent at its address for the time being. If the Purchaser and/or the Parent revokes the authority of this agent for any reason, the Purchaser and/or the Parent respectively shall promptly appoint another agent with an address in England and advise the Mezzanine Lenders. If, following such a request, the Purchaser and/or the Parent fails to appoint another agent, the Mezzanine Lenders shall be entitled to appoint one on behalf of the Purchaser and/or the Parent at the Purchaser’s and/or the Parent expense respectively.

SIGNATURE
This Agreement is signed by duly authorised representatives of the parties:

SIGNED for and on behalf of	)	Signature:	/s/ Signature Illegible

GLG ATLAS VALUE & RECOVERY	)	Name:

FUND acting by its duly authorised	)

investment manager GLG Partners LP.	)	Signature:	/s/ Kirsten Hilliger

		Name:	Kirsten Hilliger

SIGNED for and on behalf of	)	Signature:	/s/ Signature Illegible

GLG EMERGING MARKETS	)	Name:

SPECIAL SITUATIONS FUND	)

acting by its duly authorised investment	)	Signature:	/s/ Kirsten Hilliger

manager GLG Partners LP.	)	Name:	Kirsten Hilliger

SIGNED for and on behalf of	)	Signature:	/s/ Joost Shellens

LORIMOR CORPORATION	)	Name:	Joost Shellens

SIGNED for and on behalf of	)	Signature:	/s/ Signature Illegible

G&S TRUSTEES LIMITED as	)

Trustees of the LAGRANGE GLG	)

TRUST	)	Name:

SIGNED for and on behalf of	)	Signature:	/s/ Signature Illegible

BLUE MOUNTAIN CREDIT	)

ALTERNATIVES MASTER FUND L.P.	)	Name:

SIGNED for and on behalf of	)	Signature:	/s/ Signature Illegible

BLUE MOUNTAIN EQUITY	)

ALTERNATIVES MASTER FUND L.P.	)	Name:

SIGNED for and on behalf of	)	Signature:	/s/ Paul Cassidy

TOSCA PENTA 1 L.P. acting by	)

its investment manager	)

PENTA CAPITAL LLP	)	Name:	Paul Cassidy

SIGNED for and on behalf of	)	Signature:	/s/ Signature Illegible

TISBURY MASTER FUND LIMITED	)	Name:

SIGNED for and on behalf of	)	Signature:	/s/ John Botts

BOTTS CAPITAL NOMINEES	)

LIMITED	)	Name:	John Botts

SIGNED BY	)	SIGNATURE:	/s/ Helgi Bloom

by	)

for and on behalf of	)
NUANCE COMMUNICATIONS,	)
INC.	)	NAME:	Helgi Bloom

SIGNED BY	)	SIGNATURE:	/s/ Helgi Bloom

by	)
for and on behalf of	)
FOXTROT ACQUISITION LIMITED	)	NAME:	Helgi Bloom